Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 25, 2013 in the Registration Statement (Form S-1) and related Prospectus of Coupons.com Incorporated for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Jose, California

January 31, 2014